Exhibit 99.1

News Release
For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Announces Balance Sheet Repositioning

SYRACUSE, N.Y. — February 1, 2023 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) announced today the completion of a balance sheet repositioning related to its investment securities portfolio.

The Company executed the sale of $786.1 million in book value of its lower-yielding available-for-sale debt securities for an estimated after-tax realized loss of approximately $39.6 million. Proceeds from the sale of $733.8 million were redeployed towards paying off existing wholesale borrowings with a spread differential of approximately 320 basis points higher than the securities that were sold. The Company estimates that the loss will be recouped within approximately 2 years.

The loss on the sale of securities has a neutral impact on shareholders’ equity and the Company’s book value per share, but is expected to be accretive to both the Company’s Tier 1 leverage and tangible equity-to-assets ratios by approximately 20 basis points. This repositioning will be substantially accretive to earnings, net interest margin and return on assets in future periods, and simultaneously provide the Company with greater flexibility in managing balance sheet growth and deposit funding.

The sale of these available-for-sale securities is expected to provide the Company with over $1.3 billion of investment securities cash flows in 2023, including approximately $600 million of previously disclosed maturities and principal cash flows from other available-for-sale and held-to-maturity investment securities during the year.

Community Bank System, Inc. operates more than 210 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.8 billion at December 31, 2022, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s current beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. The following factors, among others listed in Company’s Form 10-K and Form 10-Q filings, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. The Company does not assume any duty to update forward-looking statements.